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                                                                    Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
--------------------------

Date:  January 3, 2000

FOR FURTHER INFORMATION CONTACT:
INNOVATIVE GAMING CORPORATION OF AMERICA:
Edward G. Stevenson
Chairman and CEO
(775) 823-3000
EQUITEX, INC.:
Thomas B. Olson
Corporate Secretary
Equitex, Inc.
(303) 796-8940

                   INNOVATIVE GAMING AND EQUITEX EXECUTIVE DEFINITIVE
                 AGREEMENT FOR ACQUISITION OF INTERNET MORTGAGE COMPANY


Reno, Nevada, Englewood, Colorado and Palm Beach Gardens, Florida . . . Equitex, Inc. (NASDAQ: EQTX) ("Equitex" or the "Company") and Innovative Gaming Corporation of America (NASDAQ-NM: IGCA) ("Innovative Gaming" or "IGCA") jointly announced today they have executed a definitive agreement whereby Innovative Gaming will acquire Equitex's majority owned subsidiary, nMortgage, Inc. ("nMortgage"), and its operating subsidiary, First Bankers Mortgage Services, Inc. ("First Bankers"), in a tax free exchange of stock. Under the terms of the agreement, the stockholders of Innovative Gaming will retain 25% of the newly merged company on a post-merger basis.

As part of the agreement, IGCA must divest its gaming assets. Discussions have been initiated with several gaming manufacturers with the goal of selling the gaming machine assets intact.

"We are pleased to be moving forward with this transaction which we believe to be in the best interests of IGCA's shareholders in realizing maximum value for their holdings," stated Edward G. Stevenson, Chairman and Chief Executive Officer of IGCA. "As we have said before, we believe the growth potential offered by a business such as nMortgage will provide our shareholders a greater stock appreciation potential."



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Closing of the proposed transaction is subject to, among other things, due diligence, completion of certain additional documents, obtaining corporate and any necessary regulatory approvals, approval by the IGCA stockholders, and other customary pre-closing conditions.

nMortgage, through its operating subsidiary First Bankers, is a national direct lender headquartered in Ft. Lauderdale, Florida. The Company operates in 25 states and offers both retail and wholesale mortgage financing. First Bankers is an approved lender for FNMA, FHLMC, GNMA, FHA and VA. First Bankers recently announced the debut of its new online mortgage system, nMortgage, which now offers mortgage loans on line at website address www.nMortgage.com. nMortgage's Phase I system enables consumers to access mortgage loan rates and program, and to apply online for mortgage loans. nMortgage is currently testing its Phase II online mortgage system, which will enable customers to track the status of their loans online as well as offer interactive online customer service. Upon consummation of the transaction, IGCA would be renamed nMortgage.

Innovative Gaming Corporation of America through its wholly-owned subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high entertainment gaming machines. The company distributes its products both directly to the gaming market and through licensed distributors.

Equitex, Inc. is a holding company that currently operates through its two wholly owned subsidiaries: nMortgage, Inc. of Ft. Lauderdale, Florida; and First TeleServices Corp. of Atlanta, Georgia. nMorgage is a leading mortgage lender operating in 25 states offering both retail and wholesale mortgage financing including conventional, sub-prime and commercial mortgage loans. Consumers can apply online through its web site www.nMortgage.com. First TeleServices Corp. is a financial services marketing company marketing various financial products targeted to the sub-prime consumer. Equitex currently owns 7.5% of, and has executed a definitive agreement to merge with, First TeleBanc Corp., a single bank holding company, which owns net First National Bank; a 13 year-old nationally chartered bank based in Boca Raton, Florida. In connection with that acquisition, Equitex has applied to the Federal Reserve Bank of Atlanta for approval to become a bank holding company. First TeleBanc Corp. is not affiliated in any way with TeleBanc Financial Corporation.

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The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex and IGCA's Securities and Exchange Commission filings; completion of due diligence, the ability of IGCA to divest its gaming assets in a timely manner, shareholder approval, regulatory approvals; economic downturns affecting the operations of First TeleServices Corp., First TeleBank Corp., net1st, nMortage or First
Bankers Mortgage Services Corp; the termination of previously announced acquisitions; delays or the inability to obtain regulatory approvals for previously announced acquisitions, the inability to initiate or complete any contemplate restructuring offering, acquisition, disposition or other transaction; and the unavailability of financing to complete management's plans and objectives. The forward looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.






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